                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          DENTSPLY INTERNATIONAL INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          DENTSPLY INTERNATIONAL INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:
/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

 -------------------------------------------------------------------------------
                                               DENTSPLY INTERNATIONAL
                                               570 West College Avenue
                                               P.O. Box 872
                                               York, PA 17405-0872
                                               (717) 845-7511
                                               Fax (717) 854-2343
                                               April 21, 1995

Dear DENTSPLY Stockholder:

     You are cordially invited to attend the 1995 Annual Meeting of Stockholders to be held on Wednesday, May 24, 1995, at 9:30 a.m., at the Company's Employee Meeting Room in York, Pennsylvania.

     The Annual Meeting will begin with a report on Company operations, followed by discussion and voting on the matters described in the accompanying Notice of Annual Meeting and Proxy Statement.

     Whether or not you plan to attend, you can ensure that your shares are represented at the Annual Meeting by promptly completing, signing, dating and returning the enclosed proxy card in the envelope provided.

                                        Sincerely,
                                        Burton C. Borgelt
                                        Chairman of the Board and Chief
                                        Executive Officer

                          DENTSPLY INTERNATIONAL INC.
                            570 WEST COLLEGE AVENUE
                         YORK, PENNSYLVANIA 17405-0872
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON WEDNESDAY, MAY 24, 1995
                            ------------------------

     The Annual Meeting of Stockholders (the "Annual Meeting") of DENTSPLY International Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 24, 1995, at 9:30 a.m., local time, at the Company's Employee Meeting Room, 570 West College Avenue, York, Pennsylvania, for the following purposes:

          1. To elect four Class III directors to serve for a term of three years and until their respective successors are duly elected and qualified;

          2. To ratify the appointment of KPMG Peat Marwick LLP, independent certified public accountants, to audit the books and accounts of the Company for the year ending December 31, 1995; and

          3. To transact such other business as may properly come before the Annual Meeting and any and all adjournments and postponements thereof.

     The Board of Directors has fixed the close of business on April 7, 1995 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the accompanying Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting.

     A complete list of the stockholders entitled to vote at the Annual Meeting will be available during ordinary business hours for examination by any stockholder, for any purpose germane to the Annual Meeting, for a period of at least ten days prior to the Annual Meeting, at the Company's Employee Meeting Room, 570 West College Avenue, York, Pennsylvania.

     THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. THE RETURN OF THE ENCLOSED PROXY CARD WILL NOT AFFECT YOUR RIGHT TO REVOKE YOUR PROXY OR TO VOTE IN PERSON IF YOU DO ATTEND THE ANNUAL MEETING.

                                        By order of the Board of Directors,
                                               J. PATRICK CLARK
                                               Vice President, Secretary
                                               and General Counsel
York, Pennsylvania
April 21, 1995

          YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES YOU OWNED
                              ON THE RECORD DATE.
PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, DATE AND SIGN IT, AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY.

                          DENTSPLY INTERNATIONAL INC.
                            570 WEST COLLEGE AVENUE
                         YORK, PENNSYLVANIA 17405-0872

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of DENTSPLY International Inc., a Delaware corporation ("DENTSPLY" or the "Company"), for use at the Company's 1995 Annual Meeting of Stockholders (together with any and all adjournments and postponements thereof, the "Annual Meeting") to be held on Wednesday, May 24, 1995, at 9:30 a.m., local time, at the Company's Employee Meeting Room, 570 West College Avenue, York, Pennsylvania, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement, together with the foregoing Notice and the enclosed proxy card, are first being sent to stockholders on or about April 21, 1995.

     The Company is the surviving corporation of the merger (the "Merger") of a company formerly known as Dentsply International Inc. ("Old Dentsply") with and into the Company effective June 11, 1993. In connection with the Merger, the Company changed its name to "DENTSPLY International Inc." Prior to the Merger, the Company's name was GENDEX Corporation ("Gendex").

     The Board of Directors has fixed the close of business on April 7, 1995 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On the record date, there were 26,837,373 shares of Common Stock of the Company, par value $.01 per share ("Common Stock"), outstanding and entitled to vote. Each share of Common Stock is entitled to one vote per share on each matter properly brought before the Annual Meeting. Shares can be voted at the Annual Meeting only if the stockholder is present in person or is represented by proxy. The presence, in person or by proxy, at the Annual Meeting of shares of Common Stock representing at least a majority of the total number of shares of Common Stock outstanding on the record date will constitute a quorum for purposes of the Annual Meeting.

     The Board of Directors knows of no matters which are to be brought before the Annual Meeting other than those set forth in the accompanying Notice of Annual Meeting of Stockholders. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy card, or their duly appointed substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy card is properly executed and returned prior to voting at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, shares represented by executed proxies will be voted as recommended by the Board of Directors.

     Any proxy may be revoked at any time prior to its exercise by attending the Annual Meeting and voting in person, by notifying the Secretary of the Company of such revocation in writing or by delivering a duly executed proxy bearing a later date, provided that such notice or proxy is actually received by the Company prior to the taking of any vote at the Annual Meeting.

     The cost of solicitation of proxies for use at the Annual Meeting will be borne by the Company. Solicitations will be made primarily by mail or by facsimile, but regular employees of the Company may solicit proxies personally or by telephone.

     Brokers, banks and other nominee holders will be requested to obtain voting instructions of beneficial owners of stock registered in their names. Shares represented by a duly completed proxy submitted by a nominee holder on behalf of beneficial owners will be counted for quorum purposes, and will be voted to the extent instructed by the nominee holder on the proxy card. The rules applicable to a nominee holder may preclude it from voting the shares that it holds on certain kinds of proposals unless it receives voting instructions from the beneficial owners of the shares (sometimes referred to as "broker non-votes").

                             ELECTION OF DIRECTORS

     The Amended and Restated Certificate of Incorporation and the By-Laws of the Company provide that the number of directors (which is to be not less than three) is to be determined from time to time by resolution of the Board of Directors. The Board is currently comprised of 10 persons.

     Pursuant to the Company's Amended and Restated Certificate of Incorporation, the members of the Board of Directors are divided into three classes. Each class is to consist, as nearly as may be possible, of one-third of the whole number of members of the Board. The term of the Class III directors expires at the Annual Meeting. The terms of the Class I and Class II directors will expire at the 1996 and 1997 Annual Meetings of Stockholders, respectively. At each Annual Meeting, the directors elected to succeed those whose terms expire are of the same class as the directors they succeed and are elected for a term to expire at the third Annual Meeting of Stockholders after their election and until their successors are duly elected and qualified. A director elected to fill a vacancy is elected to the same class as the director he succeeds, and a director elected to fill a newly created directorship holds office until the next election of the class to which such director is elected.

     The four incumbent Class III directors are nominees for election this year for a three-year term expiring at the 1998 Annual Meeting of Stockholders. In the election, the four persons who receive the highest number of votes actually cast will be elected. Broker non-votes will not be treated as votes cast. The proxies named in the proxy card intend to vote for the election of the four Class III nominees listed below unless otherwise instructed. If a holder does not wish his or her shares to be voted for a particular nominee, the holder must identify the exception in the appropriate space provided on the proxy card, in which event the shares will be voted for the other listed nominees. If any nominee becomes unable to serve, the proxies may vote for another person designated by the Board of Directors or the Board may reduce the number of directors. The Company has no reason to believe that any nominee will be unable to serve.

     Set forth below is certain information with regard to each of the nominees for election as Class III directors and each continuing Class I and Class II Director.

                  NOMINEES FOR ELECTION AS CLASS III DIRECTORS

          NAME AND AGE                        PRINCIPAL OCCUPATION AND DIRECTORSHIPS
          ------------                        --------------------------------------
Michael J. Coleman...............   Mr. Coleman is the President of Cape Publications and
     Age 51                         publisher of FLORIDA TODAY, Melbourne, Florida, and has
                                    been the President of the South Regional Newspapers Group
                                    since 1991. Prior thereto, Mr. Coleman was the President
                                    and publisher of the Rockford Register Star, from July
                                    1986 to May 1991. Mr. Coleman is a member of the American
                                    Newspaper Publishers Association and the American Society
                                    of Newspaper Editors. Mr. Coleman has served as a director of the Company since 1991.

Arthur A. Dugoni, D.D.S., M.S.D..   Dr. Dugoni has been Dean of the University of the Pacific
     Age 69                         School of Dentistry since 1978. He is President of the
                                    American Association of Dental Schools, and has served as
                                    President (1988), Treasurer (1987) and a member of the
                                    Board of Trustees (1989 to 1990) of the American Dental
                                    Association. Since 1992, Dr. Dugoni has been Treasurer of
                                    the Federation Dentaire Internationale, an international
                                    organization representing over 85 countries in the areas
                                    of oral health and education. He was Director of the
                                    American Fund for Dental Health, a foundation that raises
                                    money to improve public health and the quality of dental
                                    education, from 1990 to 1993. Dr. Dugoni has served as a
                                    director of the Company since 1993.

          NAME AND AGE                        PRINCIPAL OCCUPATION AND DIRECTORSHIPS
          ------------                        --------------------------------------
John C. Miles II.................   Mr. Miles has been President and Chief Operating Officer
     Age 53                         and a director of the Company since the Merger. Prior to
                                    that time he served as President and Chief Operating
                                    Officer and a director of Old Dentsply commencing in
                                    January 1990. From January 1988 until December 1989, Mr.
                                    Miles served as Senior Vice President/ International
                                    Operations of Old Dentsply. He was Director of European
                                    Operations of Old Dentsply from May 1986 to December 1987, and from June 1985 to April 1986 he was General Manager of
                                    Old Dentsply's York Laboratory Products Division (now
                                    known as the Trubyte Division). From 1978 to June 1985,
                                    Mr. Miles was employed in various capacities with
                                    Rhone-Poulenc, most recently as Senior Vice
                                    President--General Manager of its Systems Division.

W. Keith Smith...................   Mr. Smith has been Vice Chairman and a director of Mellon
     Age 60                         Bank Corporation and Mellon Bank, N.A. since January 1990.
                                    He has also served as Chairman and Chief Executive Officer of The Boston Company and Boston Safe Deposit & Trust
                                    Company since May 1993. In addition, from August 1994
                                    until January 1995 he served as Chief Operating Officer of
                                    The Dreyfus Corporation, and since January 1995 he has
                                    served as Chairman of the Board of The Dreyfus
                                    Corporation. Prior to 1990, he served as Vice Chairman and
                                    Chief Financial Officer of Mellon Bank Corporation and
                                    Mellon Bank, N.A. Mr. Smith has served as a director of
                                    the Company since the Merger and prior thereto served as a director of Old Dentsply.

                   DIRECTORS CONTINUING AS CLASS I DIRECTORS

          NAME AND AGE                        PRINCIPAL OCCUPATION AND DIRECTORSHIPS
          ------------                        --------------------------------------
Burton C. Borgelt................   Mr. Borgelt, the Chairman of the Board of the Company, was
     Age 62                         named as Chief Executive Officer of the Company upon the
                                    resignation of John J. McDonough as Chief Executive
                                    Officer on February 8, 1995. Mr. Borgelt has served as
                                    Chairman of the Board and a director of the Company since
                                    the Merger. Prior thereto, Mr. Borgelt served as Chairman
                                    of the Board and Chief Executive Officer of Old Dentsply
                                    commencing in March 1989 and as the Chief Executive
                                    Officer and a director of Old Dentsply commencing in
                                    February 1981. Mr. Borgelt also serves as a director of
                                    Mellon Bank Corporation, De Vlieg Bullard, Inc. and Quill
                                    Corporation.

Douglas K. Chapman...............   Mr. Chapman has been retired since March 1993. From
     Age 67                         January 1978 to March 1993, he was Chairman and a director of ACCO World Corporation, a company involved in the
                                    manufacture and sale of office products, and from January
                                    1987 to December 1990, he was also the Chief Executive
                                    Officer of ACCO World Corporation. Mr. Chapman has served
                                    as a director of the Company since the Merger and prior
                                    thereto served as a director of Old Dentsply.

Arthur L. Herbst, M.D............   Dr. Herbst has served since 1976 as Distinguished Service
     Age 63                         Professor and Chairman of the Department of Obstetrics and
                                    Gynecology at the University of Chicago, Chicago,
                                    Illinois. Dr. Herbst has served as a director of the
                                    Company since 1988.

          NAME AND AGE                        PRINCIPAL OCCUPATION AND DIRECTORSHIPS
          ------------                        --------------------------------------
John J. McDonough................   Mr. McDonough has served as Vice Chairman of the Board
     Age 58                         since the Merger. From the Merger until February 1995, he
                                    was Chief Executive Officer of the Company, and prior to
                                    the Merger he had served as Chairman and Chief Executive
                                    Officer of Gendex since he co-founded Gendex in 1983. From
                                    1983 through 1991 he was also President and Chief
                                    Executive Officer of Gendex, and from 1983 through 1989 he held the additional office of Treasurer of Gendex. From
                                    1981 to 1983, Mr. McDonough was Senior Vice President,
                                    Finance of Newell Co., a New York Stock Exchange listed
                                    manufacturer of products for the do-it-yourself hardware
                                    and housewares market. He currently serves as a director
                                    of Newell Co., of Amresco Inc., (an asset management and
                                    disposition firm) and of Bank One, Chicago, N.A. Mr.
                                    McDonough is a Certified Public Accountant and a past
                                    member of the Financial Accounting Standards Board
                                    Advisory Council. Mr. McDonough has been a director of the
                                    Company since 1983.

                   DIRECTORS CONTINUING AS CLASS II DIRECTORS

          NAME AND AGE                        PRINCIPAL OCCUPATION AND DIRECTORSHIPS
          ------------                        --------------------------------------
William S. Green.................   Mr. Green has been a Managing Director of the firm of
     Age 52                         Cravey Green & Wahlen Inc., a venture capital investment
                                    firm in Atlanta, Georgia, since 1985. Prior thereto, Mr.
                                    Green was a Managing Director in the investment banking
                                    department of Dean Witter Reynolds, Inc. He currently
                                    serves as a director of Amresco Inc. and Cameron Ashley
                                    Inc. Mr. Green has served as a director of the Company
                                    since 1987.

Leslie A. Jones..................   Mr. Jones has been Chairman and a director of OBOS Inc., a
     Age 55                         manufacturer of communication devices, since August 1993.
                                    From 1992 until August 1993 he was a private investor.
                                    From January 1991 to January 1992, he was a Senior Vice
                                    President and Special Assistant to the President of Old
                                    Dentsply. Prior to that time, Mr. Jones served as Old
                                    Dentsply's Senior Vice President of North American
                                    Operations. Mr. Jones has served as a director of the
                                    Company since the Merger, and prior thereto served as a
                                    director of Old Dentsply.

     C. William Vatz, a director of the Company since 1983, and a co-founder, with Mr. McDonough, of Gendex, retired from the Company's Board of Directors in March 1995. Mr. Vatz had been a Class II director.

     The Company's Board of Directors met five times during 1994. The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee.

     The Executive Committee provides guidance to the executive officers of the Company between meetings of the Board. The members of the Executive Committee are Messrs. McDonough (Chairman), Borgelt and Miles. The Executive Committee held two meetings during 1994.

     The Audit Committee is responsible for nominating the Company's independent auditors for approval by the Board; reviewing the scope, results and costs of the audit with the Company's independent auditors; reviewing the financial statements of the Company and the audit function to ensure compliance with requirements of regulatory agencies and appropriate disclosure of necessary information to the stockholders of the Company. The members of the Audit Committee are Messrs. Smith (Chairman), Green and Jones. The Audit Committee met twice during 1994.

     The Compensation Committee is responsible for administering compensation levels for all executive officers of the Company and for administering the Company's 1993 Stock Option Plan. The members of the Compensation Committee are Dr. Herbst (Chairman) and Messrs. Chapman and Coleman. The Compensation Committee met three times during 1994.

     The Nominating Committee is responsible for identifying and recommending individuals to serve on the Board. The members of this Committee during 1994 were Messrs. Borgelt and Vatz and Dr. Dugoni (since March 1994); Mr. Vatz retired from the Nominating Committee in March 1995. The Nominating Committee met once during 1994. The Company's By-Laws require that stockholders seeking to nominate persons for election to the Board, or to propose other business to be brought before an Annual Meeting of Stockholders, comply with certain procedures. See "Other Matters."

        RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED ACCOUNTANTS

     The Board of Directors has selected KPMG Peat Marwick LLP to serve as the Company's principal accountants for the year ending December 31, 1995. In the event the appointment of KPMG Peat Marwick LLP for 1995 is ratified, it is expected that KPMG Peat Marwick LLP will also audit the books and accounts of certain subsidiaries of the Company at the close of their current fiscal years. A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if such person desires to do so, and to respond to appropriate questions.

     On July 14, 1993, Ernst & Young LLP, the firm that had audited Gendex's books and accounts since its formation in 1983, notified the Company that Ernst & Young LLP was resigning as independent auditors of the Company and its subsidiaries. The reason provided by Ernst & Young LLP for its resignation was the effect on Ernst & Young LLP's independence of a family relationship involving a member of Ernst & Young LLP which arose as a result of the Merger. In connection with the audits of the Company for the fiscal year ended March 31, 1993 and for the subsequent interim period of its engagement through July 14, 1993, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreements if not resolved to Ernst & Young LLP's satisfaction would have caused them to make reference in connection with their report of independent auditors to the subject matter of the disagreement. The audit report of Ernst & Young LLP on the consolidated financial statements of the Company as of and for the year ended March 31, 1993, did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. It is not expected that a representative of Ernst & Young LLP will attend the Annual Meeting.

     On July 15, 1993, Price Waterhouse LLP, which had served as principal accountants of Old Dentsply, was replaced, and KPMG Peat Marwick LLP was engaged as principal accountants for the Company. The decision to change accountants was recommended by the Audit Committee of the Board and approved by the Board and the stockholders. In connection with the audits of the Company for the fiscal year ended December 31, 1992, for the subsequent interim period of its engagement through July 15, 1993, and through the date of its opinion rendered on October 22, 1993, there were no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to Price Waterhouse LLP's satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. The audit report of Price Waterhouse LLP on the consolidated financial statements of the Company as of and for the year ended December 31, 1992, did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. It is not expected that a representative of Price Waterhouse LLP will attend the Annual Meeting.

     The proposal to ratify the appointment of KPMG Peat Marwick LLP will be approved by the stockholders if it receives the affirmative vote of a majority of the votes cast by stockholders entitled to vote on the proposal. If a proxy card is specifically marked as abstaining from voting on the proposal, the shares represented thereby will not be counted as having been voted for or against the proposal.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE
         SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS.

                             EXECUTIVE COMPENSATION

  Summary Compensation

     The following table sets forth information regarding compensation of certain executive officers (the "named executive officers") of the Company for the years ended December 31, 1994, 1993, and 1992.

                           SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                            -------------------------------------------    ---------------------------------
                                                                                   AWARDS            PAYOUTS
                                                                           ----------------------    -------
                                                          OTHER ANNUAL     RESTRICTED                           ALL OTHER
                                                             COMPEN-         STOCK       OPTIONS/     LTIP       COMPEN-
        NAME AND                    SALARY      BONUS        SATION         AWARD(S)       SARS      PAYOUTS    SATION(1)
   PRINCIPAL POSITION       YEAR      ($)        ($)           ($)            ($)          (#)         ($)         ($)
   ------------------       ----      ---        ---           ---            ---          ---         ---         ---
Burton C. Borgelt           1994    350,000         --          --             --          15,000(3)      --       4,600
  Chairman of the           1993    333,000    416,706          --             --              --         --      60,000
  Board(2)                  1992    320,000    428,257          --             --              --         --      60,000

John J. McDonough           1994    535,000    351,750          --             --          40,100         --       1,840
  Vice Chairman of the      1993    350,000    375,000          --             --              --         --          --
  Board and Chief           1992    312,500    150,000          --             --         120,000(4)      --          --
  Executive Officer(2)

John C. Miles II            1994    372,000    210,000          --             --          27,900         --       4,600
  President and Chief       1993    227,000    344,341          --             --              --         --      60,000
  Operating Officer         1992    216,000    353,958          --             --              --         --      60,000

John H. Weiland             1994    185,000    102,906          --             --          11,600         --       4,600
  Senior Vice President,    1993    152,000    110,415          --             --              --         --      44,291
  North American            1992    145,000    113,832          --             --              --         --      26,233
  Operations

Edward D. Yates             1994    185,000     97,125          --             --          11,600         --       4,600
  Senior Vice President     1993    153,000    119,242          --             --              --         --      44,396
  and Chief Financial       1992    147,000    122,313          --             --              --         --      35,275
  Officer

- ---------

(1) Includes amounts contributed to The DENTSPLY International Inc. Employee Stock Ownership Plan (the "Company ESOP") and amounts accrued for the named executive officers under DENTSPLY's Deferred Compensation Plan (the "Deferred Compensation Plan"). Under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the maximum amount that can be contributed annually to the Company ESOP in respect of any employee is generally an amount equal to the lesser of $30,000 or 25% of such employee's covered compensation. Contributions to the Company ESOP in 1994, 1993, and 1992 were: $4,600, $30,000 and $30,000 for Mr. Borgelt; $1,840,
     $0 and $0 for Mr. McDonough; $4,600, $30,000 and $30,000 for Mr. Miles; $4,600, $30,000 and $26,233 for Mr. Weiland; and $4,600, $30,000 and
     $30,000 for Mr. Yates, respectively. Under the Deferred Compensation Plan, an eligible employee was entitled to be credited with units that were equivalent to the shares of Common Stock that would have been allocated to such employee's Company ESOP account but for the Internal Revenue Code limitation, up to a maximum contribution amount of $60,000. At the time of the Merger, participants received payments in cash for units allocated to their accounts based on the then most recently determined value of a share of Common Stock. Contributions to the Deferred Compensation Plan in 1993 and 1992 were: $30,000 and $30,000 for Mr. Borgelt; $30,000 and $30,000 for
     Mr. Miles; $14,291 and $0 for Mr. Weiland; and $14,396 and $5,275 for Mr. Yates, respectively.

(2) In February 1995, Mr. Borgelt became Chief Executive Officer of the Company, upon the resignation of Mr. McDonough from that office.

(3) Consists of a Nonstatutory Stock Option to purchase 15,000 shares of Common Stock of the Company at an exercise price of $44.50 per share.

(4) Consists of a Nonstatutory Stock Option to purchase 120,000 shares of Common Stock of the Company at an exercise price of $12.50 per share.

  Stock Options

     The Company maintains four stock option plans pursuant to which options to acquire shares of the Company's Common Stock have been granted to key employees and directors of the Company. Participation in the Company's stock option plans is generally limited to full-time employees and directors of the Company. Options are granted under these plans at 100% of the fair market value of the Company's Common Stock on the date of grant. Under the Company's 1987 Stock Option Plan, the aggregate number of shares of Common Stock that may be issued pursuant to options is 560,000 shares; under the Company's 1992 Stock Option Plan, the aggregate number of shares of Common Stock that may be issued pursuant to options is 440,000 shares; under the Company's 1993 Stock Option Conversion Plan, the aggregate number of shares of Common Stock that may be issued pursuant to options is 27,927 shares; and under the Company's 1993 Stock Option Plan (the "1993 Stock Option Plan"), the aggregate number of shares of Common Stock that may be issued pursuant to options is the greater of 5% of the number of shares outstanding on December 31 of each year or 1,000,000 shares. The maximum number of shares of Common Stock issued under such plans is subject to adjustment in the event of certain fundamental corporate transactions specified in the respective plans, such as mergers, consolidations, recapitalizations, reorganizations, stock splits and stock dividends.

     The following table sets forth certain information with respect to grants of options during the year ended December 31, 1994 and their potential realizable values.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                   INDIVIDUAL GRANTS                                          POTENTIAL REALIZABLE
- ----------------------------------------------------------------------------------------    VALUE AT ASSUMED ANNUAL
                                                % OF TOTAL                                    RATES OF STOCK PRICE
                                                 OPTIONS                                    APPRECIATION FOR OPTION
                                 NUMBER OF      GRANTED TO      EXERCISE                              TERM
                                  OPTIONS      EMPLOYEES IN       PRICE       EXPIRATION    ------------------------
               NAME             GRANTED (#)    FISCAL YEAR      ($/SHARE)        DATE         5% ($)       10% ($)
               ----             -----------    ------------     ---------        ----         ------       -------
Burton C. Borgelt............      15,000          3.73            44.50      01/13/2004     1,087,287     1,731,323
John J. McDonough............      40,100          9.97            44.50      01/13/2004     2,906,681     4,628,404
John C. Miles II.............      27,900          6.93            44.50      01/13/2004     2,022,354     3,220,261
John H. Weiland..............      11,600          2.88            44.50      01/13/2004       840,835     1,338,890
Edward D. Yates..............      11,600          2.88            44.50      01/13/2004       840,835     1,338,890

     The following table sets forth certain information with respect to the exercise of options during the year ended December 31, 1994 and the value of options held at that date.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                                                                 OPTIONS HELD AT FISCAL         IN-THE-MONEY OPTIONS AT
                                                                        YEAR-END                 FISCAL YEAR-END ($)(1)
                          SHARES ACQUIRED        VALUE        ----------------------------    ----------------------------
         NAME             ON EXERCISE (#)     REALIZED ($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
         ----             ---------------     ------------    -----------    -------------    -----------    -------------
Burton C. Borgelt......           --                --           15,000              --                --           --
John J. McDonough......           --                --          120,000          40,100         2,280,000           --
John C. Miles II ......           --                --               --          27,900                --           --
John H. Weiland........           --                --               --          11,600                --           --
Edward D. Yates........           --                --               --          11,600                --           --

- ---------

(1) Represents the difference between the last reported sale price of the Common Stock as reported on the Nasdaq National Market on December 31, 1994 ($31.50) and the exercise price of the options, multiplied by the number of shares of Common Stock issuable upon exercise of the options.


  Split Dollar Insurance Agreement

     The Company and The McDonough Insurance Trust (the "Trust") are parties to a Split Dollar Insurance Agreement (the "Split Dollar Agreement") dated April 4, 1988 pursuant to which the Company has agreed to pay premiums on a life insurance policy (the "Policy") on the life of Marilyn McDonough, John J. McDonough's wife, with a current death benefit of approximately $5,000,000. The beneficiary of the Policy is the Trust and the beneficiaries of the Trust are the five children of John J. McDonough. The Split Dollar Agreement requires the Trust to reimburse the Company on an annual basis for that portion of the premiums paid by the Company which is attributable for income tax purposes to the purchase of the death benefit provided by the Policy. All other premiums paid by the Company during the term of the Split Dollar Agreement are to be reimbursed by the Trust to the Company in full when the policy is terminated or canceled, when Mrs. McDonough dies and the death benefit is paid, or upon the termination of Mr. McDonough's employment. As collateral to secure the payment of the premiums payable by the Trust to the Company, the Trust has pledged the cash surrender value of the Policy to the Company and the beneficiaries of the Trust have guaranteed (on a pro rata basis) the obligations of the Trust to the Company. The guarantees provided by the beneficiaries are secured by certain shares of Common Stock.

  Employment Agreements

     The Company has entered into employment agreements with each of the individuals named in the Summary Compensation Table. During 1994, John J. McDonough was employed under an employment agreement with the Company effective May 21, 1993; pursuant to an agreement with the Company dated February 8, 1995 (the "1995 Agreement"), the 1993 employment agreement was terminated, and Mr. McDonough agreed to continue to serve as an employee of the Company, and in that capacity to render consulting services to the Company as requested. The 1995 Agreement provides that, if Mr. McDonough dies after the inception of the "Consulting Period" (as defined in the 1995 Agreement) and prior to the expiration of the 1995 Agreement or its earlier termination by Mr. McDonough, the Company will be obligated to pay to Mr. McDonough's heirs or legatees the amounts that would be payable as salary under the 1995 Agreement for the balance of its term. Under the 1995 Agreement, the Company agreed to purchase from McDonough family interests up to 800,000 shares of Common Stock at $34.47 per share; all of such shares were repurchased by the Company on February 15, 1995 for an aggregate of $27,574,400, with a settlement date of March 2, 1995.

     In addition, prior to the Merger, Old Dentsply had entered into employment agreements with Burton C. Borgelt, John C. Miles II, John H. Weiland and Edward
D. Yates; the agreement with Mr. Borgelt has since been amended to provide for a term expiring December 31, 1997. Each of these employment agreements provides that, upon termination of such individual's employment with the Company as a result of the employee's death, the Company is obligated to pay the employee's estate the then current base compensation of the employee for a period of one year following the date of the employee's death, together with the employee's pro rata share of any incentive or bonus payments due for the period prior to the employee's death. Each of the employment agreements also provides that, in the event that the employee's employment is terminated by the Company (in certain cases without "cause," as defined in the employment agreements) or by the employee with "good reason" (as described in the employment agreements), (i) the Company will be obligated to pay the employee for a period of two years subsequent to termination of employment at the rate paid to the employee during the prior 12 month period, and (ii) the employee will be entitled to receive the benefits that would have been accrued by him during the two year period following termination of employment under all employee benefit plans, programs or other arrangements of the Company or any of its affiliates in which the employee participated before the termination of his employment. In the event that such termination of employment is made by the Company without cause or by the employee with good reason after a "change in control" (as defined in the employment agreements), the employee may require the Company to pay to the employee, within five days after the employee's request for such payment, the present value of the amounts that would have been payable to him under the employment agreement during the two year period following such termination of employment.

     The Company has also entered into employment agreements with certain other members of senior management having terms substantially similar to those described above.

  Supplemental Retirement Benefits

     Pursuant to an agreement with the Company, Mr. Borgelt will be provided with supplemental retirement benefits of approximately $23,000 per year, based upon 24 years of credited service at certain historical rates of compensation less vested benefits from plans of other employers. The benefits to be provided by the Company are unfunded.

  Compensation of Directors

     During 1994, members of the Board of Directors who were not employees of the Company ("Outside Directors") received an annual fee of $17,000 and an additional fee of $1,000 for each meeting attended. For 1995, Outside Directors are to receive an annual fee of $20,000 ($22,000 for Outside Directors who are chairpersons of either the Compensation Committee or Audit Committee) and an additional fee of $1,000 for each meeting attended. In addition, in 1993 each Outside Director received a nondiscretionary grant of options to purchase 3,000 shares of Common Stock under the 1993 Stock Option Plan. Each Outside Director will automatically receive an additional grant of 3,000 options on every third anniversary of the date of the initial grant of options. Directors are reimbursed for travel and other expenses relating to attendance at Board and Committee meetings.

     During 1994, the Company established the Directors' Deferred Compensation Plan (the "Deferred Plan"), which permits members of the Board of Directors who are not employees of the Company to elect to defer receipt of directors' fees or other compensation for their services as directors. Payment under the Deferred Plan will not be made to any Outside Director until the director ceases to be a Board member.

  Compensation Committee Interlocks and Insider Participation

     Dr. Herbst and Messrs. Chapman and Coleman were members of the Compensation Committee during 1994.

     The Company leases its Des Plaines, Illinois facility (the "Des Plaines Facility") from McDonough Partners I, an Illinois partnership consisting of John
J. McDonough, Edwin J McDonough, Allison J. McDonough, J. B. Bultman and Arthur
L. Herbst, M.D. (the "Partnership"). The interests of each of the partners in the Partnership are as follows: John J. McDonough, 64%; Dr. Herbst, 11%, Edwin
J. McDonough, 10%; J. B. Bultman, 8.2% and Allison J. McDonough, 6.8%. John J. McDonough and Dr. Herbst are directors of the Company. John J. McDonough is the father of Edwin J. McDonough and Allison J. McDonough. Based on appraisals received from an independent appraisal firm and as a result of negotiations between the Partnership and a special committee of the Board appointed to advise the Company with respect to the terms of the proposed transaction, the Partnership had purchased the Des Plaines Facility from Midwest Dental Products Corporation, a subsidiary of the Company ("Midwest"), for $5,500,000 which was paid in cash at the closing of the transaction in September 1991. At the time of the Company's acquisition of Midwest, the Des Plaines Facility was allocated a value of $5,400,000 based on an appraisal performed for the Company's lender in connection with a credit agreement. The term of the lease between the Partnership and the Company is 20 years with the Company having an option to extend the term of the lease for one additional five year term. The annual rental currently payable by the Company to the Partnership is $3.82 per square foot, or approximately $651,358 per year, subject, however, to increase on an annual basis as determined by an annual independent appraisal. The lease provides that the maximum cumulative increase in the amount of the rental payable by the Company to the Partnership cannot exceed 3% per year during the term of the lease. The lease provides that the Company is responsible for paying all taxes, utilities, maintenance and repair costs with respect to the Des Plaines Facility. The Company believes that the terms of the lease are no less favorable to the Company that those which could have been obtained if the transaction had been with unaffiliated third parties.

     Pursuant to an agreement dated December 16, 1994, the Company sold its collimator and cable x-ray accessory business for approximately $1.3 million to a company controlled by Edwin J. McDonough, the son of John J. McDonough.

     See "Employment Agreements" above for a discussion of the agreement dated February 8, 1995 between the Company and John J. McDonough.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of March 1, 1995 held by each person who is known by the Company to have been the beneficial owner of more than five percent of the Company's Common Stock on such date, by each director and executive officer of the Company (including each executive officer of the Company named in the Summary Compensation Table) and by all directors and executive officers of the Company as a group.

                                                                             SHARES OWNED
                                                                             BENEFICIALLY
                   DIRECTORS, EXECUTIVE OFFICERS                       -------------------------
                   AND FIVE PERCENT STOCKHOLDERS                        NUMBER           PERCENT
                   -----------------------------                        ------           -------
The DENTSPLY International Inc.
  Employee Stock Ownership Plan Trust...............................   7,418,368(1)        27.8
  c/o State Street Bank
  and Trust Company
  P. O. Box 1389
  Boston, MA 02104-1389
Burton C. Borgelt...................................................     449,177(2)         1.7
J. Patrick Clark....................................................     142,396(3)           *
Michael R. Crane....................................................      24,681(4)           *
John J. McDonough...................................................     248,313(5)           *
John C. Miles II....................................................     134,494(6)           *
John H. Weiland.....................................................      24,558(7)           *
Thomas L. Whiting...................................................      41,817(8)           *
Edward D. Yates.....................................................      51,366(9)           *
Douglas K. Chapman..................................................      15,743(10)          *
Michael J. Coleman..................................................      33,100(11)          *
Arthur A. Dugoni, D.D.S., M.S.D.....................................       1,000(10)          *
William S. Green....................................................      61,000(12)          *
Arthur L. Herbst, M.D...............................................      43,400(13)          *
Leslie A. Jones.....................................................     252,686(10)          *
W. Keith Smith......................................................       6,285(10)          *
All directors and executive officers as a group (15 persons)........   1,530,016(14)        5.7

- ---------

* Less than 1%

 (1) Participants in the Company ESOP have the right to direct the trustee of the Company ESOP as to the voting of shares allocated to such participants' accounts on all matters submitted to a vote of the stockholders of the Company, including the election of directors. Unallocated shares and shares as to which no directions are received by the trustee of the Company ESOP are voted as directed by the Company ESOP Committee, which consists of certain employees of the Company. As of March 1, 1995, 6,418,040 of the shares held by the trust holding the assets of the Company ESOP were allocated to participant accounts and 1,000,328 shares remained unallocated. Each Company ESOP participant who is fully vested is entitled to receive a distribution of all of the shares of Common Stock allocated to his or her account as soon as practicable after such participant's employment with the Company terminates. In general, except for certain participants who are age 55 or older and have been participants in the Company ESOP for at least 10 years, participants are not entitled to sell shares allocated to their accounts until their employment has terminated and the shares allocated to such participants' accounts are distributed to them.

 (2) Includes 57,352 shares owned by trusts of which Mr. Borgelt is a co-trustee with shared investment and voting power, 82,891 shares allocated to the Company ESOP account of Mr. Borgelt, and 15,000 shares which could be acquired pursuant to the exercise of options exercisable within 60 days of March 1, 1995.

 (3) Includes 37,864 shares allocated to the Company ESOP account of Mr. Clark, and 966 shares which could be acquired pursuant to the exercise of options exercisable within 60 days of March 1, 1995.


 (4) Includes 16,072 shares allocated to the Company ESOP account of Mr. Crane, and 3,867 shares which could be acquired pursuant to the exercise of options exercisable within 60 days of March 1, 1995.

 (5) Includes 3,560 shares owned by Mr. McDonough's wife and 97,500 shares owned by The McDonough Foundation, Inc. of which Mr. McDonough is the Treasurer. Mr. McDonough disclaims beneficial ownership of all such shares. Also includes 271 shares allocated to the Company ESOP account of Mr. McDonough, and 133,367 shares which could be acquired pursuant to the exercise of stock options exercisable within 60 days of March 1, 1995. Excludes shares repurchased by the Company on February 15, 1995 with a settlement date of March 2, 1995.

 (6) Includes 47,782 shares allocated to the Company ESOP account of Mr. Miles, 5,897 shares held in Mr. Miles' individual retirement account, and 9,300 shares which could be acquired pursuant to the exercise of options exercisable within 60 days of March 1, 1995.

 (7) Includes 6,391 shares allocated to the Company ESOP account of Mr. Weiland, and 3,867 shares which could be acquired pursuant to the exercise of options exercisable within 60 days of March 1, 1995.

 (8) Includes 28,955 shares allocated to the Company ESOP account of Mr. Whiting, and 2,400 shares which could be acquired pursuant to the exercise of options exercisable within 60 days of March 1, 1995.

 (9) Includes 11,698 shares owned either directly or beneficially by Mr. Yates' spouse, as to which he disclaims beneficial ownership. Also includes 35,801 shares allocated to the Company ESOP account of Mr. Yates, and 3,867 shares which could be acquired pursuant to the exercise of options exercisable within 60 days of March 1, 1995.

(10) Includes 1,000 shares which could be acquired pursuant to exercise of stock options exercisable within 60 days of March 1, 1995.

(11) Includes 31,000 shares which could be acquired pursuant to the exercise of stock options exercisable within 60 days of March 1, 1995.

(12) Includes 60,000 shares which could be acquired pursuant to the exercise of a warrant exercisable within 60 days of March 1, 1995, and 1,000 shares which could be acquired pursuant to the exercise of options exercisable within 60 days of March 1, 1995.

(13) Includes 2,500 shares owned by Dr. Herbst's spouse, as to which he disclaims beneficial ownership, and 20,900 shares which could be acquired pursuant to the exercise of stock options exercisable within 60 days of March 1, 1995.

(14) See Notes (2) through (13) above.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is pleased to present its report on executive compensation. This report describes the components of the Company's executive officer compensation programs and the basis on which compensation determinations for 1994 were made with respect to the executive officers of the Company.

     Following the Merger in 1993, the Company retained the consulting firm Hewitt Associates ("Hewitt") to conduct a study of the Company's executive compensation practices. The Compensation Committee reviewed the findings of this study and made its recommendations to the Board of Directors of the Company at the meeting held in January 1994.

COMPENSATION PHILOSOPHY

     It is the philosophy of the Company that a significant portion of executive compensation be directly linked to the Company's success in meeting profit, growth and corporate performance goals, as well as increases in stockholder value. The Compensation Committee utilizes the following objectives as guidelines for compensation decisions:

     -- Provide a competitive total compensation package that enables the Company to attract and retain key personnel.

     -- Provide a broad-based compensation package that equitably recognizes the contributions of all management personnel.

     -- Provide variable compensation opportunities, primarily on an annual basis, that are directly linked to corporate performance goals.

     -- Provide long-term compensation opportunities, through stock options, that align executive compensation with value received by stockholders.

     The Company does not anticipate that it will be affected in the near future by Section 162(m) of the Internal Revenue Code, which imposes an annual limit of $1,000,000 per person on the federal income tax deduction for executive compensation. If the Company were to determine that Section 162(m) might limit the deductibility of certain payments, the Company would consider the steps necessary to modify its compensation programs so that the problem of non-deductibility would be avoided.

COMPENSATION PROGRAM COMPONENTS

     The Compensation Committee periodically reviews the Company's compensation programs to ensure that pay levels and incentive opportunities are competitive and reflect the performance of the Company. The compensation program for executive officers is comprised of the following components: base salary, annual incentive compensation and stock options. Each of these components is summarized below.

     Base Salary. In January 1994, the Committee reviewed and approved the base salaries of John J. McDonough, John C. Miles II, John H. Weiland, Michael R. Crane and Edward D. Yates, in light of the information supplied by Hewitt concerning industry practices and the recommendations made by Hewitt with respect to the Company's compensation policies. The Committee approved an increase in Mr. McDonough's base salary from $350,000 to $535,000, which the Committee believed to be below the industry average for comparable companies. The Compensation Committee also increased the base salary of Mr. Miles by more than 50% to a level believed to be below the industry average for comparable companies, and increased the base salaries of Messrs. Weiland, Crane and Yates by approximately 14% each to levels believed to be below the industry average for comparable companies. The Committee took no specific action at that time with respect to the base salary of Mr. Borgelt, whose compensation was subject to a pre-existing employment agreement.

     Among the factors that the Compensation Committee considered in setting base salaries for 1994 were its interpretation of the Hewitt report regarding salary levels of executive officers of other companies in the health care industry or companies of similar size and growth records in other industries, and a subjective evaluation of each individual's job performance. While the Committee believes that it will be appropriate over time to bring base salaries into line with perceived industry averages for comparable companies, the amount of any particular salary increase will also depend upon the individual's job performance. In 1994, no particular factor was determinative and no weighting was assigned to the factors considered. In addition to the Hewitt report, the Chief Executive Officer's recommendations were taken into account in setting the base salaries of executive officers other than the Chief Executive Officer.

     Annual Incentive Compensation. Annual bonuses represent payments for the achievement of short-term objectives and recognize both the overall performance of the Company and individual performance in a given year. In January 1994, the Compensation Committee discontinued participation by senior executives in bonus programs maintained by the Company and instituted a new bonus policy for senior executives.

     Under this bonus policy, at the beginning of 1994, certain target award opportunities were established for the Company's Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Senior Vice Presidents. For the CEO, COO and CFO, the target consisted solely of a budgeted level of corporate net income, while for the Senior Vice Presidents the targets consisted of: (i) the budgeted level of corporate net income; and (ii) the budgeted operating income (after adjustment to reflect a charge for the assets employed) on the level of the business group applicable to each such Senior Vice President. For Messrs. McDonough and Miles, the bonus awards for 100% of targeted performance were set at $335,000 and $200,000, respectively, while for Messrs. Weiland and Yates the bonus awards for 100% of targeted performance were set at 50% of their respective base salaries. No bonus payment policy for Mr. Borgelt was established by the Committee, and no bonus was awarded to Mr. Borgelt for 1994.

     Stock Options. The Company's 1993 Stock Option Plan, which was adopted by the Company following the Merger, is intended to motivate key employees to put forth maximum efforts toward the continued growth, profitability and success of the Company by providing incentives through the ownership and performance of the Company's Common Stock. The plan is designed to provide benefits to key management only to the extent that stockholders enjoy increases in value.

     In 1994, 102,800 stock options were granted to the Company's executive officers under the 1993 Stock Option Plan. In addition, 15,000 stock options were granted to Burton C. Borgelt under a nonstatutory stock option agreement. The Compensation Committee considered the respective stock and option holdings of the executive officers of the Company in comparison with stock and option holdings of top executives of companies of similar size and growth records, based in large part upon the recommendations set forth in the Hewitt report, and made option awards during 1994 that were intended to keep its executive officers' holdings competitive with industry averages for comparable companies. The Committee's policy is generally to make awards once every three years.

ARTHUR L. HERBST, M.D.           DOUGLAS K. CHAPMAN           MICHAEL J. COLEMAN

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The following graph shows the cumulative total stockholder return on the Company's Common Stock over the last five fiscal years as compared to the returns of the Nasdaq Total Return Index and the Standard & Poor's Health Care Index. The graph assumes that $100 was invested on December 31, 1989 in the Company's Common Stock and in the Nasdaq Total Return Index and the Standard & Poor's Health Care Index and assumes reinvestment of dividends.


                                   DENTSPLY       S&P Health
      Measurement Period         International     Care Com-     Nasdaq Total
    (Fiscal Year Covered)            Inc.        posite Index    Return Index
          1989                      100.0           100.0           100.0
          1990                      102.0           116.8            84.9
          1991                      267.3           178.0           136.3
          1992                      795.9           149.8           158.6
          1993                      718.4           137.6           180.9
          1994                      517.7           154.7           176.9

                                 OTHER MATTERS

     Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proper proposals for inclusion in the Company's proxy statement and for consideration at the next Annual Meeting of Stockholders by submitting such proposals to the Company in a timely manner. In order to be so included for the 1996 Annual Meeting, stockholder proposals must be received by the Company no later than December 26, 1995, and must otherwise comply with the requirements of Rule 14a-8.

     The Company's By-Laws provide that advance notice of stockholder-proposed business to be brought before an Annual Meeting of Stockholders and of nominations for election as directors must be given to the Secretary of the Company not less than 60 days in advance of the date of the Annual Meeting. To propose business for an Annual Meeting, a stockholder must specify in writing the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, the proposing stockholder's name and address, the class and number of shares beneficially owned by the stockholder, and any material interest of the stockholder in such business. The Company's By-Laws also provide that a stockholder may request that persons be nominated for election as directors by submitting such request, together with the written consent of the persons proposed to be nominated, to the Secretary of the Company not less than 60 days prior to the date of the Annual Meeting. To be in proper form, the nominating stockholder must set forth in writing, as to each proposed nominee, the nominee's age, business address, and residence address, principal occupation or employment, number of shares of Common Stock of the Company beneficially owned by such person and such other information related to such person as is required to be disclosed by applicable law, and, as to the stockholder submitting the request, such stockholder's name and address as they appear on the Company's books and the number of shares of Common Stock of the Company owned beneficially by such person.

     Under federal securities laws, the Company's directors, certain officers, and persons holding more than 10% of the Common Stock of the Company are required to report, within specified monthly and annual due dates, their initial ownership and all subsequent acquisitions, dispositions or other transfers of interest in Common Stock, if and to the extent reportable events occur which require reporting of such due dates. The Company is required to describe in this Proxy Statement whether it has knowledge that any person required to file such report may have failed to do so in a timely manner. To the Company's knowledge, all such filing requirements of the Company's directors, officers and each beneficial owner of more than 10% of the Common Stock were satisfied in full during 1994. The foregoing is based upon reports furnished to the Company and written representations and information provided to the Company by the persons required to make such filings.

     STOCKHOLDERS MAY OBTAIN A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT CHARGE BY WRITING TO: DIRECTOR OF INVESTOR RELATIONS, DENTSPLY INTERNATIONAL INC., 570 WEST COLLEGE AVENUE, YORK, PENNSYLVANIA 17405-0872.

PROXY                                                                     PROXY

                         DENTSPLY INTERNATIONAL INC.
                  PROXY SOLICITED BY THE BOARD OF DIRECTORS
                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 24, 1995
     The undersigned stockholder of DENTSPLY International Inc. (the "Company") hereby appoints J. Patrick Clark and Marcus K. Dixon, III, and each of them, as the attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock, par value $.01 per share, of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company, to be held at the Company's Employee Meeting Room, 570 West College Avenue, York, Pennsylvania, on Wednesday, May 24, 1995, commencing at 9:30 a.m., local time, and at any adjournment or postponement thereof, as follows:

                  (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

                          DENTSPLY INTERNATIONAL INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /

[                                                                              ]

1. Election of Class III Directors:                      FOR all nominees       WITHHOLD       To withhold authority to vote for
   Nominees: Michael J. Coleman, Arthur A. Dugoni,     listed (except those   AUTHORITY TO     any nominee, write the name of the
   D.D.S., M.S.D., John C. Miles II and                 for whom authority    VOTE FOR ALL     nominee below:
   W. Keith Smith.                                      is being withheld)      NOMINEES       _____________________________________
                                                              /  /               /  /


2. Proposal to ratify the appointment of KPMG    For     Against   Abstain    In their discretion, the proxy holders are authorized
   Peat Marwick LLP, independent certified       / /      /  /      /  /      to vote upon such other matters as may properly come
   accountants, to audit the books and                                        before the meeting.
   accounts of the Company for the year                                       UNLESS OTHERWISE SPECIFIED, THE SHARES OF COMMON STOCK
   ending December 31, 1995.                                                  REPRESENTED HEREBY WILL BE VOTED "FOR" THE ELECTION AS
                                                                              CLASS III DIRECTORS OF ALL THE NOMINEES LISTED AND
                                                                              "FOR" PROPOSAL 2.

                                                                                   Dated:_____________________________________, 1995

                                                                                   _________________________________________________
                                                                                   Signature of Stockholder

                                                                                   _________________________________________________
                                                                                   Signature of Stockholder


NOTE: Please sign this proxy exactly as name(s) appear on your stock certificate. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signer is a corporation, please sign with full corporate name by a duly authorized officer or officers and affix the corporate seal. Where stock is issued in the name of two (2) or more persons, all such persons should sign.

               IMPORTANT: PLEASE SIGN, DATE AND RETURN PROMPTLY.

VOTING INSTRUCTIONS

                         DENTSPLY INTERNATIONAL INC.
                 ANNUAL MEETING OF STOCKHOLDERS, MAY 24, 1995

To State Street Bank & Trust Company, Trustee:
     As a participant in the DENTSPLY International Inc. Employee Stock Ownership Plan (the "ESOP"), I hereby instruct you to vote the shares of Common Stock, par value $.01 per share ("Common Stock"), of DENTSPLY International Inc. (the "Company") allocated to my ESOP account (a) in accordance with the following direction and (b) to grant a proxy to the proxies nominated by the Company's Board of Directors authorizing them to vote in their discretion upon such other matters as may properly come before the meeting.

                  (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

                          DENTSPLY INTERNATIONAL INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /

[                                                                              ]

1. Election of Class III Directors:                      FOR all nominees       WITHHOLD       To withhold authority to vote for
   Nominees: Michael J. Coleman, Arthur A. Dugoni,     listed (except those   AUTHORITY TO     any nominee, write the name of the
   D.D.S., M.S.D., John C. Miles II and                 for whom authority    VOTE FOR ALL     nominee below:
   W. Keith Smith.                                      is being withheld)      NOMINEES       _____________________________________
                                                              /  /               /  /


2. Proposal to ratify the appointment of KPMG          For     Against   Abstain
   Peat Marwick LLP, independent certified             / /      /  /      /  /
   accountants, to audit the books and accounts
   of the Company for the year ending December 31,
   1995.


                                                                         Dated:_______________________________________________, 1995

                                                                         ___________________________________________________________

                                                                         ___________________________________________________________
                                                                         Signature

                                                                         NOTE: PLEASE SIGN AS IMPRINTED HEREON AND RETURN PROMPTLY.


April 21, 1995

Dear DENTSPLY ESOP Participant:

AS A PARTICIPANT IN THE DENTSPLY EMPLOYEE STOCK OWNERSHIP PLAN, YOU HAVE THE RIGHT TO VOTE THE SHARES OF DENTSPLY COMMON STOCK ALLOCATED TO YOUR ESOP ACCOUNT.

Enclosed for your information are: a proxy statement providing background for the proposals to be acted upon at DENTSPLY's 1995 Annual Meeting of Stockholders; and the Annual Report for DENTSPLY for the year ending December 31, 1994. Please read the proxy statement carefully, and decide how you want to vote the shares of stock that are allocated to your ESOP account. Then, fill in the enclosed voting instruction card to direct the ESOP trustee, State Street Bank & Trust Company, how to vote the shares in your ESOP account.

YOUR VOTE IS IMPORTANT.

The ESOP trustee will vote your shares as you direct. Any shares for which the ESOP trustee receives no voting instructions, and any unallocated shares, will be voted by the ESOP trustee as instructed by the DENTSPLY ESOP Committee.

YOUR VOTE IS CONFIDENTIAL.

Your voting instructions will be kept confidential by the ESOP trustee. Voting tabulations that identify individual ESOP participants will not be disclosed to DENTSPLY.

MAKE YOUR VOTE COUNT.

Review the proxy statement, fill in your voting instruction card, sign and date it, and mail it to the ESOP trustee in the return envelope so that it will be received no later than May 22, 1995.

Very truly yours,

 /s/ BURTON C. BORGELT
- ------------------------------------------------------
Burton C. Borgelt
Chairman of the Board
and Chief Executive Officer

 /s/ JOHN C. MILES, II
- ------------------------------------------------------
John C. Miles, II
Chief Operating Officer and President